Santora CPA Group
Right, By Your Side

William A. Santora, CPA
John A. D'Agostino, CPA, MST
Heath N. Kahrs, CPA
Robert S. Smith, CPA

Robert Freed, Principal
Linda A. Pappajohn, Principal
Stephen M. Conyers, CPA, Principal
Stacey A. Wynne, CPA, CFE, CICA, Principal

January 22, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K dated January 22, 2014, of Sitestar Corporation and are in agreement with the statements contained in paragraphs 1, 2, 3 and 4 therein concerning our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Santora CPA Group

Christiana Executive Campus • 220 Continental Drive • Suite 112 • Newark, DE 19713-4309
Phone: (302) 737-6200 • (800) 347-0116 • Fax: (302) 737-3362
E-Mail: info@santoracpagroup.com • www.santoracpagroup.com